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                                                                Exhibit 10(e)(i)
                                                                ----------------

                                                            RON G. STEGALL
                                                         Chairman of the Board
                                                            (817) 548-9171

June 10, 1999

Brian E. Levy
29 Theodore Place
Thornhill, Ontario L4J 8 E2

Dear Brian:

The following letter is to confirm your employment arrangements with InterTAN, Inc, and replaces your employment letter dated November 29, 1997. Your compensation and benefits will be as described below and, in consideration, you agree to devote your primary working time, skill, attention, and best efforts to the business of the Company as President and Chief Executive Officer. All amounts referred to within are denominated in U.S. Dollars. Unless otherwise stated, pay amounts are effective July 1, 1999.

Base Salary:        $460,000 per year, subject to annual review, payable in 26 equal bi-weekly amounts in accordance with the Company's normal payroll procedures.

Bonus:              Your bonus base will be $260,000, subject to annual review.
                    Your bonus may be subject to change, either up or down, depending upon and corresponding to the Company's actual operating performance as compared to the budget for the fiscal year, in accordance with the applicable and current bonus plans duly approved by the Board of Directors.

Stock Options:      In addition to those options previously granted to you, the
                    Board of Directors hereby grants you an option to purchase
                    55,000 shares of Company common stock under the InterTAN,
                    Inc. 1996 Stock Option Plan. The exercise price will be the fair market value of the stock (i.e. NYSE close price) as of
                    June 7,1999. You will be entitled to future grants of stock options as determined from time to time by the Board of
                    Directors.
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Restricted Stock:   The Board of Directors grants you up 20,000 shares of
                    restricted stock on the terms and conditions of the Restricted Stock Grant approved by the Board of Directors on June 7, 1999. All stock will vest in the event of a Change of Control (as defined in the Deferred Compensation Plan under section 8.5) or involuntary termination or death (DCP section 8.6).

Severance Benefits: Your employment with the Company shall be "at will" and the
                    Company shall have the right to terminate your employment at any time.

                    (a) If your employment with the Company is terminated for "gross misconduct", then such termination shall become effective immediately. The Company shall have only those rights or obligations which may have accrued prior to such termination. You shall be entitled to all earned and unpaid salary to the date of termination as well as all other benefits which may be due you pursuant to and subject to any of the Company's health or employee benefits plans in which you are a participant. "Gross misconduct" for purposes of this letter shall mean that you have been convicted of, or have pleaded nolo contendre or entered into any other
                                      --------------
                         plea arrangement relating to a felony, whether or not related to the Company's business, or you were guilty of reckless or willful misconduct in the performance of your duties hereunder. The Company's right to terminate your employment shall be in addition to any other rights it may have against you.

                    (b) If your employment with the Company is terminated for any reason other than your voluntary resignation from the Company, your "gross misconduct", or your death or disability, or a Change of Control (as defined in section 8.5 of the Company's Deferred Compensation
                         Plan) you shall be entitled to received severance benefits in an amount equal to twelve (12) months of your then current base salary and base bonus, which would be payable under your then current plan formula, such aggregate amount to be paid out equally over the twelve (12) month period following your employment termination date.

                    (c) If your employment with the Company is involuntarily terminated within an 18 month period or the scope of your accountabilities or responsibilities are materially modified or reduced due to a Change in Control (as defined in the Deferred Compensation Plan, section 8.5) you shall be entitled to received severance benefits in an amount equal to twenty-four
                         (24) months of your then current base salary and base bonus, which would be payable under your then current plan formula, such aggregate amount to be paid out equally over the twenty-four (24) month period following your employment termination date, in addition to any other benefits payable as referred to below. Additionally, see "Change of Control", detailed below.
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Change of Control:  The Company's 1996 Stock Option Plan and its Deferred
                    Compensation Plan contain "change of control" provisions, each as separately defined in the respective plans. In the event you are employed by the Company at the time a defined "change of control" of the Company occurs under either or both plans, your options and salary continuation shall be subject to treatment as set forth in each such plan, in addition to any severance benefits to which you are entitled under the terms of this letter agreement.

Deferred
Compensation Plans: You are designated as a "Participant" in the Company's DCP and your "Plan Benefit Amount" will be set at $2,000,000 and will be subject to and payable in accordance with the terms of the DCP.

Car Allowance:      $9,000 per year, payable in 26 equal bi-weekly amounts as
                    part of your regular paycheck.

In addition to the provisions above, you will be entitled to participate in the Company's Stock Purchase Plan, Supplementary Health, Dental, Group Life and Accidental Death and Disability, and Long Term Disability plans pursuant to the terms of those plans as they are available to the Company's Executive management.

Sincerely,

INTERTAN,INC.


/s/ Ron G. Stegall
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Ron G. Stegall
Chairman of the Board


Acknowledged and Accepted

June 10, 1999


by: /s/ Brian E. Levy
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Brian E. Levy